                                                                      Exhibit 12
                           DARDEN RESTAURANTS, INC.
    COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS (LOSS) TO FIXED CHARGES
                         (Dollar Amounts in Thousands)


                                   Thirteen Weeks Ended Twenty-Six Weeks Ended
                                   --------------------------------------------
                                   November    November    November   November
                                   24, 1996    26, 1995    24, 1996   26, 1995
                                   --------------------------------------------
Computation of Shares:

Consolidated  Earnings (Loss) from
  Operations before  Restructuring
  Charges and Income Taxes......... $(15,819)  $26,000     $13,074    $78,004
Plus Fixed Charges.................   10,026    10,243      19,614     20,709
Less Capitalized Interest..........     (249)     (490)       (704)    (1,073)
                                    --------   -------     -------    -------
Consolidated  Earnings (Loss) from
  Operations before  Restructuring
  Charges and Income Taxes Available
  to Cover Fixed Charges........... $ (6,042)  $35,753     $31,984    $97,640
                                    ========   =======     =======    =======
Ratio  of  Consolidated   Earnings
  (Loss) to Fixed Charges..........     (.60)     3.49        1.63       4.71
                                    ========   =======     =======    =======
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